PURCHASE - SALE AGREEMENT
               CIA. MINERA ORONORTE S.A. & NISSHO IWAl CORPORATION

This agreement dated as of December 19, 1995 witnesseth COMPANlA MINERA ORONORTE S.A. (hereinafter referred to as "Seller") agrees to sell and NlSSHO IWAI CORPORATION (hereinafter referred to as "Buyer") agrees to buy gold and silver concentrate produced at El Limon mine in Columbia (hereinafter referred to as the `Concentrate") on the terms and conditions hereinafter set forth;

1. SELLER

         COMPANIA MINERA ORONORTE S.A.
         Carrera 78 NO 32A-53
         Medellin, Colombia

2. BUYER

         NISSHO IWAl CORPORATION
         4-5, Akasaka 2-chome, Minato-ku, Tokyo 107, Japan

3. RECEIVING SMELTER

         Kosaka Smelting & Refining Co., Ltd.

4. MATERIAL

         Gold and silver Concentrate produced by Seller at its El Limon mine Antioquia, Colombia S.A.


5. QUALITY

         Gold and silver concentrate of two different types with typical assays as follows;

                High Grade Concentrate     Low Grade Concentrate

                         (HGC)                          (LGC)
         Au            1,500 g/dmt                     300 g/dmt
         Ag            1,400 g/dmt                     350 g/dmt
         Cu            less than 0.5%                  same
         As            less than 1.0%                  same
         Fe            25-30%                          same
         S             30%                             same
         HG            less than 125 ppm               same
         Al203         less than 1%                    same
         Bi            less than 10 ppm                same
         TiO2          less than 1%                    same
         Peter Bojtos  6-7%                            same
         Zn            5-9%                            same
         Sb            less than 0.5%                  same
         H20           4-6%                            same
         F             less than 100 ppm               same



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        If  during  the  course  of  the  Agreement,  the  quality  or  physical characteristics materially does not conform to above typical assays or within the provisions established for impurity contents and ranges provided for metal payments, Buyer and Seller agree in good faith to apply their best efforts to obtain a mutually satisfactory resolution of the abnormality.

6. QUANTITY

        The quantity of concentrate covered by this agreement shall be the annual production of El Limon mine during 1996. Currently estimated to be of approximately 400 to 500 dmt of Low Grade Concentrate (LGC) and 80 dmt of High Grade Concentrate (HGC),in shipments of two lots of approximately 30 to 40 dmt of LGC and 6 to 10 dmt of HGC every four weeks.

7. DURATION

        January 1, 1996 through December 31, 1996,

8. PACKAGING

        Sealed 45-gallon steel drums in 20' or 40' containers, or on pallets, or bags, at Seller's option (or any other method acceptable to both parties).

9. DELIVERY

        CIF Tokyo Container Yard.

        Terminal handling charges for delivery at container yard of the port of discharge, if any, shall be for the account of Seller.

10. METAL PAYMENT

        GOLD If the gold content is:

         over 1,000 g/dmt 98.25% over 500 g/dmt but 1,000 g/dmt or less 98,00% over 100 g/dmt but 500 g/dmt or less 97.50% over 50 g/dmt but 100 g/dmt or less 97.00% 50 g/dmt or less to be discussed

        The percentage of the full gold content is to be paid for at the arithmetic mean of Metals Week published monthly prices for gold designated as London Initial and London Final in US dollars per troy ounce, less a refining charge of US$7.00 per troy ounce of payable gold.

        SILVER

        over 1,000 g/dmt 95% over 200 g/dmt but 1,000 g/dmt or less 94% over 30 g/dmt but 200 g/dmt or less 90% 30 g/dmt or less no payment

        The percentage of the full silver content is to be paid for at Metals Week published monthly price for silver d designated as London Spot in U.S. dollar per troy ounce less a refining charge or US$0.50 per troy ounce payable silver.

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11. TREATMENT CHARGE

        US$217/dmt CIF Tokyo, Container Yard, Japan.

12. QUOTATIONAL PERIOD

        Metals prices used to determine the settlement of a shipment will be the average for the calendar month of shipment.

13. PAYMENT

        Provisional

        90% of the Seller's provisional invoice value based on mine weights and assays shall be paid by telegraphic transfer on the 3rd business day following the receipt in Tokyo, of the provisional invoice, 3/3 set of original clean on board ocean bills of lading marked freight prepaid, copy of Insurance Certificate subject to presentation the original later, Certificate of Weight and Assay Certificate for each separate shipment.

        Gold and silver prices in provisional invoice shall be the average of the calendar week prior to the week of shipment.

        Second Provisional

        The balance of provisional payment shall be paid by telegraphic transfer on the 60th day after vessel's arrival at the discharging port based on the lowest assays.

        Final

        Final payment shall be made on the 3rd business day following presentation of the Seller's final invoice in Tokyo. If the sum of the provisional payment and second provisional payment exceeds the amount of the final invoice, the Seller shall refund promptly the balance to the Buyer.

        Method of Payment

        Provisional, second provisional and final payments will be made by wire transfer to Seller's bank account in immediately available US dollars at the Bank designated by the Seller in the invoice payment instruction and in such a case, all bank remittance charges and costs shall be for the Buyer's account. In case that final payment shall be made by Seller to Buyer. All bank remittance charges and costs shall be for the Seller's account.

14. PENALTIES

        Arsenic plus Antimony (As plus Sb)

        If the sum of As and Sb content is greater than 0.1% penalty shall be US$3.00 dmt for each 0.1% in excess of
         0.1% up to 0.5%.

        If the sum of As and Sb content is greater than 0.5%, then penalty shall be US$4.00/dmt for each 0.1% in excess of 0.5% up to 1.0%.


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        If the sum of As and Sb content is greater than 1.0%, then penalty shall be US$5.00 dmt for each 0.1% in excess of 1.0%. All fractions pro rata.

        Lead plus Zinc (Pb plus Zn)

        If the sum of Pb and Zn content is greater than 4.0%, penalty shall be US$3.00/dmt for each 1.0% in excess of 4.0%. All fractions pro rata. Mercury (Hg)

        If Hg content is greater than 10 ppm, penalty shall be US$2.00/dmt for each 10 ppm in excess of 10 ppm. All fractions pro rata.

        Other Impurities: to be discussed when other harmful elements are found.

15. WEIGHING, SAMPLING AND MOISTURE DETERMINATION

        Weighing, sampling and moisture determination in accordance with the mutually agreed method (as per flow chart attached) shall be carried out promptly upon arrival of The Concentrate at Receiving Smelter at Buyer's expense and the figures thus determined shall be final for settlement. Buyer shall provide Seller with the Receiving Smelter's Certificate of Weight and Moisture if Seller does not nominate their representative.
        The Seller shall have the right to be present or to be represented at these operations as its own expense. Lot sizes for the purposes of sampling, assaying and moisture determination shall be approximately 17 WMT for LGC and approximately 3 W.T.
        for HGC.

16. ASSAY

        The representative sample of each smelter lot shall be divided into 4 parts, each weighing at least 150 grams, 1 (one) for the Seller, 1 (one) for the Buyer, 1 (one) to be set aside for umpire purposes, and 1 (one) set aside as a reserve.

        For cost saving purposes, Seller may elect not to exchange assays for impurity elements, provided that if any of the assays for such elements exceed the penalty levels based on Receiving Smelter's assaying, Buyer will advise Seller of the respective elements for the purpose of assay exchange, not withstanding its initial election.

        The results shall be exchanged between the parties by cross mail or by an otherwise agreed method within 45 days of the completion of the weighing and sampling for each lot.

        Assays for gold and silver shall be by commercial fire assay with slag and cupel loss correction.

        The exact mean of Receiving Smelter's and Seller's assays shall be final for settlement unless any of the assay results differ by more than the following applicable splitting limits:

              Gold           10 g/dmt
              Silver         15 g/dmt
              Arsenic         0.05%
              Antimony        0.05%
              Lead            0.5%
              Zinc            0.5%
              Mercury         5 pm

        In the cases where these limits are exceeded, upon the request of either party, the umpire samples shall be referred to umpire. The umpire assay will be conducted using the following umpires in rotation a shipment-by-shipment basis:

        1.  Walker and Whyte Inc.
            22-14 40th Avenue
            Long Island City, New York 11101
            TEL. (718) 786-9897

         2.  Inspectorate Griffith Ltd,  -
             2 Perry Road, Witham, Essex, CM8 3TU
             England

         3.  Alfred H. Knight International Ltd.
             Eccleston Grange, Prescot Road
             St. Helen's Merseyside
             England WA 10 3BQ

        The following shall be taken as the agreed final assay for settlement purposes:

        i)In the event that the umpire assay falls between the assays of both parties, the mean of the umpire assay and the assay of the party which is nearer to the umpire assay will govern.

          or

        ii)In the event that the umpire assay is the exact mean of the assays of both parties the umpire assay will govern.

       iii)In the event that the umpire assay does not fall between the assays of both parties, the assay of the party which is nearer to the umpire assay shall be accepted as the settlement assay.

        iv)In the event that the umpire assay coincides with either Seller's or Buyer's assay then the umpire assay will govern.

        The cost of the umpire assay, including mailing charges, shall be for the account of the party whose results is farthest from that of the umpire, but if the umpire assay is he mean of the two parties assays, the cost of the umpire analysis shall be borne equally by both parties.

        It is further agreed that neither Seller or Buyer will employ any of the umpire assayers to conduct their respective assays.


17. TITLE AND RISK OF LOSS

        The title and risk for each shipment of Concentrate shall pass to the Buyer when the Concentrate has effectively passed the ship's rail at the Port of Loading.

18. INSURANCE

        Insurance policy or certificate issued by a first class international insurance company in U.S.A. shall be arranged for each shipment by the Seller in favour of Buyer. The insurance shall cover the Concentrate against all risks for proven physical weight loss and/or damage to 110 percent of the provisional invoice value established by reference to the appropriate Bill of Lading and adjusted to reflect final pricing in accordance with the Quotational Period. Such insurance shall include coverage for all risks under the Institute of London Underwriters' Institute Cargo Clauses (all risks) Institute War Clauses, and Institute Strikes, Riots and Civil Commotion Clauses. Heating and Spontaneous Combustion irrespective of percentage whatsoever.

        Such insurance shall cover the Concentrate once it crosses the ship's rail at the port of loading and up until arrival of the Concentrate at the Receiving Smelter in Japan. The Seller shall cooperate with and assist the Buyer to the best its ability in proceeding settlement of any loss or damage with an insurance company or companies. the cost of such to be for the Buyer's account.

19. SETTLEMENT IN CASE OF LOSS

        In the event of total loss of all or part of the Concentrate shipped, immediate payment shall be made by the Buyer to the Seller for 100% (one hundred percent) of the actual value as specified in the provisional invoice, on the basis of weights and assays. Any subsequent claims settlement received from the insurance company or companies will be for the account of the Buyer. In the event of a partial loss due to breakage of drums, bags or damage to the Concentrate, the amount of the insured value less any provisional payment that has made on the lost damaged Concentrated shall be payable to the Seller upon the earlier of the following:

         i) when recovered by Buyer from the insurance company or companies.

         ii) upon final settlement of shipment.

20. FAIR PRICING

        In the event that any of the quotations for payable metals cease to exist or cease to be published or should not longer correctly reflect the full market value for one or several of these metals, the Buyer and Seller will promptly consult together with a view to agreeing on a new pricing basis. The basic objective will be to secure continuity of fair pricing.

21. FORCE MAJEURE

        If either party hereto is prevented, restricted or delayed from performing any of the obligations on its part to be performed hereunder relating to the making or taking deliveries of Concentrate by reasons of any act of nature, strike, lock-outs, work stoppage, fire, riot, war, shortage of labor. facilities, equipment, or material, requirement of regulation of governmental authority, interruption or delay in transportation or any other cause beyond the reasonable control of either party, which prevents, restricts or interferes with the production, smelting of any of the Concentrate, transportation to the port or loading, loading, delivery, unloading, receipt at the port of unloading, transportation to the smelting of the Concentrate, the party so affected shall give prompt written notice to the other party to that effect and all of the obligations herein contained relating to making or taking deliveries shall be suspended during such period or prevention, restriction or delay.

        In the case of the Buyer giving such notice, it shall be given in advance of the commencement of loading and in the case of the Seller giving such notice, it shall be given prior to the commencement of the Quotational Period or loading, whichever occurs first.

        If the Buyer is affected as herein provided, but has failed to give notice prior to commencement of loading as herein required, the Seller will use its best efforts to assist the Buyer, provided however, the Seller's position as provided in this Agreement will not be altered or adversely affected.

        In case such force majeure continues for a period of more than 90 days, the party not having invoked force majeure shall have the right to decline to make or take delivery of Concentrate produced during such period of force majeure. If it continues for a period of more than 180 days, then either party shall have the right to decline to make or take the delivery of Concentrate produced during such period of force majeure.

22. ARBITRATION

        Any question, dispute, or difference arising between the parties hereto with regard to interpretation or application of this agreement shall be referred in arbitration in accordance with the rules of conciliation and Arbitration of the International Chamber of Commerce, The award of such arbitration shall be final and binding upon the parties hereto.

23. GOVERNING LAW

        This entire transaction, including the sale of the Concentrate will be governed in accordance with the provisions of the laws of New York and the courts of New York will have exclusive jurisdiction in respect hereof.

24. NOTICES

        All notices required to be given to the Seller shall be addressed and sent simultaneously to:

        Compania Minera Oronorte S.A.
        Attention; Ms, Maria B. Antequera Castro
        Carrera 78 No. 32A-53
        Medellin Colombia, S.A.
        Telephone; (574) 342 1166
        Facsimile: (574) 238 5123

        Fischer-Watt Gold Company, Inc.
        Attention; Mr. George Beattie/Mr. Bob Sampson
        1410 Cherrywood Drive
        Coeur d'Alene, ID 83814
        Telephone; (208) 664 6757
        Facsimile: (208) 667 6516

        and all notices required to be given to the Buyer shall be addressed and sent to;

        Nissho Iwai Corporation
        Attention: Mr. Hiroshi Shimomaehara
        4-5, Akasaka 2-chome, Minato-ku, Tokyo 107, Japan
        Telephone; (03) 3588-2411
        Facsimile: (03) 3588-4313

        All notices (excluding payments required pursuant to Article 13) shall be given by registered or certified mail or any courier, postage prepaid and, in such case, shall be deemed given or served when mailed, or by courier, provided, however, than any notice given hereunder may be given by telegraph, telex or facsimile and confirmed by mail or courier in which case such notice shall be deemed given or served when sent in telegraphic form.

25. SUCCESSORS AND ASSIGNS

        This Agreement shall not be assignable by either party without prior written approval of the other party and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

26. AGENT

        Throughout term of this Agreement, the Seller reserves the right to appoint an Agent with respect to the Seller's obligations under this Agreement and performance by the Agent of any of the Seller's obligations under this Agreement shall be deemed to be performance by the Seller.

27. DEFINITIONS

        (a)The term "dmt", "ton', or `tonne" shall mean 1,000 kilograms equivalent to 2204.62 pound avoirdupois, dry basis.

        (b)The term "W.T." shall mean 1,000 kilograms equivalent to 2204.62 pound avoirdupois, wet basis.

        (c)The term "ounce" shall mean a troy ounce, equivalent to 31.1034768 g.

        (d)The term "g" shall mean grams.

        (e)"Dollars ($)" and "Cents (c)" shall be the lawful money of the United States of America.

        (f)"Business day" shall mean a day in which banks in New York, Japan and Colombia are open for business.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed the day and year indicated below by their respective officers duly authorized in that behalf.

                        Seller: COMPANIA MINERA ORONORTE S.A.


  By:   George Beattie              Date:  12 March 1996


                         Buyer: NISSHO IWAl CORPORATION


  By:   Masatoshi Kamiya            Date:  Mar 06  96
        General Manager
        Copper Materials & Products Dept.


                        Witness: FISCHER-WATT GOLD COMPANY, INC.


By:  Robert A. Sampson              Date: March 12, 1996